Exhibit 10.1

June 22, 2026

Artem Yegorov

Dear Art:

The purpose of this letter (this “Agreement”) is to memorialize our agreement regarding a one-time retention bonus we have offered to you.

In exchange for your agreement to remain employed with StubHub Holdings, Inc. (the “Company”) as its Chief Technology Officer, the Company will pay you a one-time retention bonus of $4,000,000 (the “Retention Bonus”), less applicable state and federal tax withholdings and deductions, which will be paid to you as soon as administratively practicable following the date you sign this letter (the “Effective Date”).

Notwithstanding the foregoing, the Retention Bonus will not be earned to any extent on the date it is paid and will only be fully earned if you remain employed with the Company through the fourth anniversary of the Effective Date. Except as provided in the next sentence, if the Company terminates your employment or you voluntarily terminate your employment with the Company for any reason, in each case, prior to the fourth anniversary of the Effective Date, you agree to repay the Unearned Portion of the Retention Bonus to the Company, such repayment to occur within thirty (30) days following such termination of employment. Notwithstanding the foregoing, in the event your employment with the Company is terminated by the Company for any reason other than Cause (as defined in the Company’s Amended and Restated 2022 Omnibus Incentive Plan), you deliver to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within 30 days after your termination date, then the requirement that you repay the Unearned Portion of the Retention Bonus in accordance with the preceding sentence shall be waived.

For the purposes of this Agreement, the “Unearned Portion” means the portion of the Retention Bonus determined based on the date of such termination of employment in accordance with the table below.

Date of Termination	Unearned Portion
Prior to December 31, 2026	87.5%
Between January 1, 2027, and the second anniversary of the Effective Date	75%
Between the second and third anniversaries of the Effective Date	50%
Between the third and fourth anniversaries of the Effective Date	37.5%
After the fourth anniversary of the Effective Date	0%

Nothing in this Agreement will change our employment relationship, which will remain at-will. This means either you or the Company may terminate the employment relationship at any time and for any reason or no reason, without prior notice. Any modification or change in your at-will employment status may only be made if in writing and signed by you and a duly-authorized officer of the Company.

This Agreement contains the entire agreement between you and the Company with respect to its subject matter. All prior agreements, understandings, representations, oral agreements and writings with respect to the subject matter set forth in this Agreement are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this Agreement. This Agreement may not be changed except in writing signed both by you and the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties hereto will use their best efforts to find an alternate way to achieve the same result.

By signing this Agreement, you and the Company agree that all issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without giving effect to that state’s choice of law or conflict of law rules or provisions. Each of you and the Company (i) irrevocably submits itself to the state and federal courts sitting in Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such action, suit or proceeding will be heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against any other party arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. You and the Company agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. In addition, you and the Company agree to waive any bond, surety or other security that might be required of any other party with respect to any action, suit or proceeding, including any appeal thereof.

In addition, by signing below, you represent and warrant that, in negotiating and executing this Agreement, you were represented and advised by independent legal counsel, including, specifically in respect of the immediately preceding paragraph on jurisdiction and forum. You further acknowledge that you have read and understand all of the terms and provisions of this Agreement. Pursuant to section 925 of the California Labor Code, you (i) waive the application of California law to this Agreement and any disputes under this Agreement, (ii) waive any right to have any disputes under this Agreement adjudicated in California and (iii) acknowledge and agree that any disputes arising under this Agreement shall not be deemed to be a controversy arising in California.

Please sign below to indicate your acceptance and agreement to the terms and conditions of this Agreement.

Sincerely,

StubHub Holdings, Inc.

By:	/s/ Mark Streams
Mark Streams
Chief Legal Officer

Accepted and Agreed:

/s/ Artem Yegorov
Artem Yegorov

Date: June 22, 2026

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